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                                                                     EXHIBIT 3.1

                 RESTATED AND AMENDED ARTICLES OF INCORPORATION
                                       OF
                                 CITIZENS, INC.

      Citizens, Inc., a Colorado corporation (hereinafter referred to as the "Corporation") pursuant to the provisions of the Colorado Business Corporation Act, hereby certifies to the Secretary of State of Colorado that:

      FIRST: The Corporation desires to restate and amend its Articles of Incorporation as currently in effect as hereinafter provided.

      SECOND: The provisions set forth in these Restated and Amended Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto. These Restated and Amended Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation, as amended, of the Corporation.

      THIRD: The Articles of Incorporation of the Corporation are hereby amended and restated by striking in their entirety all previous articles, and by substituting in lieu thereof the following:

                                    ARTICLE I
                                      Name

      The name of the corporation is Citizens, Inc.

                                   ARTICLE II
                                     Purpose

      The objects and purposes for which this Corporation is formed and incorporated are:

      To purchase, hold, pledge, transfer, sell, or otherwise dispose of or deal in, the shares of the capital stock, bonds, debentures, notes or other securities or evidences of indebtedness of any corporation; to receive, collect and dispose of dividends, interest or other income on any such securities held by it; and do any and all acts and things tending to increase the value of said corporation; to issue bonds and secure the same by pledge or deed of trust of or upon any part of such securities or other property held or owned by the Corporation and to sell or pledge such bonds for proper corporate purposes and in the promotion of its corporate business; to purchase, receive, hold and dispose of any securities of any person or corporation, whether such securities shall be bonds, mortgages, debentures, notes, shares of capital stock or otherwise, and in respect to any such securities, to exercise any and all rights and privileges of ownership thereof; to borrow and lend money and negotiate loans; to know, accept, endorse, buy and sell promissory notes, bonds, stocks, debentures, coupons and other securities; to issue, subscribe for, take, acquire, hold, sell, exchange and deal in shares, stocks, bonds, obligations, and securities of any government, authority, or company; to form, promote, subsidize and assist companies, syndicates or partnerships of all kinds, and to finance and refinance the same.

      To engage in any lawful act or activity for which corporations may be organized under the Colorado Business Corporation Act.

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                                   ARTICLE III

SHARES

      The total number of shares of all classes which the Corporation has authority to issue is 127,000,000 of which 102,000,000 shares shall be Common Stock, and 25,000,000 shares shall be Preferred Stock.

      The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

                                  COMMON STOCK

      Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article, the common stock is divided into two (2) classes as follows:

      A. 100,000,000 shares of Class A Common Stock of no par value per share; and

      B.    2,000,000 shares of Class B Common Stock of no par value per share.

      Cumulative voting shall be denied as to each class of common stock and no shareholder of either class shall have any pre-emptive right to acquire any share of stock to be issued by the Corporation.

      The Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Articles of Incorporation. The Class A Common Stock and the Class B Common Stock shall be equal in all respects, except that:

      1. The cash dividends paid upon each share of Class A Common Stock shall be twice the cash dividends paid on each share of Class B Common Stock.

      2. The holders of the Class B Common Stock shall have the exclusive right to elect a simple majority of the members of the Board of Directors of the Corporation; and the holders of Class A Common Stock shall have the exclusive right to elect the remaining Directors.

                                 PREFERRED STOCK

      The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in Articles of Amendment to State Terms of Series Shares filed as required by law from time to time prior to the issuance of any shares of such series.

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      The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment to State Terms of Series Shares to set or change the number of shares to be included in each series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of the Common Stock of the Corporation to vote one vote per share on all matters submitted for stockholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

            (a) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 25,000,000);

            (b) the annual distribution rate on shares of such series, whether distributions shall be cumulative and, if so, from which date or dates;

            (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (d) the obligation, if any, of the Corporation to redeem or repurchase shares of such series pursuant to a sinking fund;

            (e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

            (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

            (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series which may be authorized or permitted under the Colorado Business Corporation Act.

      The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

                                   ARTICLE IV
                                    Duration

      The term of existence of the Corporation shall be perpetual.

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                                    ARTICLE V
                                    Directors

      The business and affairs of the Corporation shall be under the control and management of a Board of Directors consisting of not less than five (5) members and not more than fifteen (15) members, the number to be fixed by the by-laws of the Corporation.

                                   ARTICLE VI
                              No Pre-emptive Rights

      Shareholders shall not have a pre-emptive right to subscribe for additional shares of the Corporation issued from time to time by the Corporation.

                                   ARTICLE VII
                                     Bylaws

      The Board of Directors shall have power to enact, alter, amend and repeal the by-laws of the Corporation not inconsistent with the laws of the State of Colorado and these Articles of Incorporation as it may deem best for the management of the Corporation.

                                  ARTICLE VIII
                 Elimination of Personal Liability of a Director

      No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S. Section 7-5-114 or any amendment thereto or successor provision thereto; (b) shall have breached the director's duty of loyalty to the Corporation or its. shareholders; (c) shall not have acted in good faith or, in failing to act shall not have acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect to any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S. Section 7-2-102 and/or C.R.S. Section 7-3-101.

                                   ARTICLE IX
                               Voting Requirements

      When, with respect to any action to be taken by shareholders of the Corporation, the Colorado Corporation Code requires the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such action, unless any class of shares is entitled to vote thereon as a class, in which event the proposed action may be taken upon receiving the affirmative vote of the holders of a majority of

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the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon.

                                    ARTICLE X
                                  Incorporators

      The name and address of each incorporator is:

           NAME                    ADDRESS
           ----                    -------
           Dr. Bruce Holman        3401 East Kentucky Avenue
                                   Denver, Colorado 80209

           Stanford E. Ernest      3280 Dartmouth Avenue
                                   Boulder, Colorado 80302

           Max P. Osborn           2445 Vance
                                   Lakewood, Colorado 80215

           Howard M. Jeffries      7720 South Race
                                   Littleton, Colorado 80122

           George A. Powell        6601 South Marion Court
                                   Littleton, Colorado 80121

           Thomas J. Murphy        3361 South Ulster Court
                                   Denver, Colorado 80321

           James F. Martin         1216 Pierce, No. A-13
                                   Lakewood, Colorado 80215

      FOURTH: By resolution of the Board of Directors of the Corporation at a duly called meeting on January 9, 2004, the Board of Directors approved these Restated and Amended Articles of Incorporation and advised to the stockholders of the Corporation the same, and by vote of the stockholders of the Corporation at a duly called meeting on March 4, 2004, the stockholders duly approved these Restated and Amended Articles of Incorporation in compliance with the CBCA.

      FIFTH: The number of votes cast for the amendments contained in these Restated and Amended Articles of Incorporation by each voting group entitled to vote separately on the amendments was sufficient for approval by that voting group.

The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing and to which the Secretary of State may deliver notice if filing of this document is refused, are: David A. Thayer, Esq., Jones & Keller, P.C., 1625 Broadway, Suite 1600